Exhibit 99.2

FINAL TRANSCRIPT

Aug. 11. 2005 / 2:00PM, TGAL — Q1 2006 Tegal Corporation Earnings Conference Call

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Final Transcript

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      Conference Call Transcript

      TGAL — Q1 2006 Tegal Corporation Earnings Conference Call

      Event Date/Time: Aug. 11. 2005 / 2:00PM PT
      Event Duration: N/A

CORPORATE PARTICIPANTS

      Bob Ferri
      Nagle & Ferri Investor Relations — IR

      Thomas Mika
      Tegal Corporation — President, CEO

      Christine Hergenrother
      Tegal Corporation — VP, CFO

      Brad Mattson
      Tegal Corporation — Chairman

CONFERENCE CALL PARTICIPANTS

      Al Shamms
      MidSouth Capital — Analyst

      Nicholas Simos       Private Investor

      Richard Stuart
      21st Century Digital — Analyst

      Mark Miller

      PRESENTATION

Operator

        Good day, ladies and gentlemen. Thank you for your patience. Welcome to the first quarter 2006 Tegal Corporation earnings conference call. My name is Bill. I will be your conference coordinator for today. At this time, all participants are in a listen-only mode. However, we will be facilitating a question and answer session towards the end of today’s conference. If at any time during our conference today you require assistance, please key star followed by a zero and an operator will be happy to assist you. As a reminder, today’s conference is being recorded for replay purposes. I would now like to turn the conference over to your host for today’s presentation, Mr. Bob Ferri Investor Relations Representative. Please proceed, sir.

      Bob Ferri — Nagle & Ferri Investor Relations — IR

        Thank you. Good afternoon, and welcome to Tegal’s investor conference call for the first quarter of fiscal 2006, which ended June 30, 2005. This is Bob Ferri on behalf of Tegal Corporation Investor Relations. A digital recording of this conference call will be made available one hour after the completion of the conference call. It will be accessible through midnight on Thursday, August 18, 2005. To access, investors should dial 888-286-8010, or 617-801-6888 and enter passcode 40639158. The conference call also will be available online by the investor section of the Company’s website at tegal.com. An online replay of the teleconference, along with a copy of the Company’s earnings release, will be available on the Company’s website as well.

        Before we begin, it is my duty to review with you the important Safe Harbor statement that should be taken into consideration when listening to comments that will be made on this call. Except for historical information, matters discussed on this call are forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, including, but not limited to, industry conditions; economic conditions; acceptance of new technology; the growth of target markets; as well as other risks. Actual operations and financial results may differ materially from Tegal’s expectations as a result of these factors or unanticipated events. Specifically, we refer you to the risks and uncertainties as set forth in the Company’s periodic filings with the Securities & Exchange Commission. And now, I would like to introduce Tom Mika, President and Chief Executive Officer of Tegal.

      Thomas Mika —Tegal Corporation — President, CEO

        Thank you, Bob. Good afternoon, everyone. Welcome to Tegal Corporation’s investor conference call for the first quarter of fiscal 2006. With me today is Christine Hergenrother, our Vice-President and Chief Financial Officer; and Brad Mattson, Chairman of the Board.

        During this afternoon’s conference call we will depart from our usual format. We are at a crucial juncture in the history of our Company and I want to take some time to review our current situation and some decisions that we have made recently.

        Christine will lead off by providing details on our financial performance for the quarter. I will follow with a review of the proposals that will be considered by our stockholders at the upcoming meeting on September 13, followed by some comments from Brad. We want to be certain that our shareholders understand the reasons for these proposals. Afterwards we’ll open up the call for any questions that you may have of me, Christine, or Brad.

      Christine Hergenrother — Tegal Corporation — VP, CFO

        Thank you Tom. Revenues for the fiscal first quarter were 3.1 million, a decrease of 11% from 3.4 million for the same quarter last year, fiscal first quarter 2005; and a decrease of 14% from 3.6 million reported for last quarter, the fiscal fourth quarter of 2005. Tegal reported a net loss for the quarter of 2.5 million or minus $0.05 per share compared to a net loss of 6.3 million, or a negative $0.15 per share in the comparable quarter one year ago. Sequentially, Tegal’s loss declined 35% from 3.9 million, or a negative $0.07 per share reported in the fiscal fourth quarter of 2005. The narrowed losses are attributable primarily to a continuing reduction in expenses, which is the result of cost-cutting programs implemented by Tegal over the past two quarters.

        Operating losses declined from the prior year’s first fiscal quarter by 1.8 million and sequentially by more than 1.5 million. Operating losses for the quarter were 2.4 million. Such losses included non-cash charges of approximately 400,000 of depreciation and amortization and stock-based expenditures.

        Gross margins at 22% were the same as they were in the comparable quarter one year ago. Gross margins increased substantially from the 1% level reported last quarter. But that quarter’s gross margins were depressed as a result of an increase in our excess inventory reserve. At 22%, our gross margins are still well under where we would want them to be, while our system-level margins are strong, our overall corporate margins are depressed by unabsorbed overhead.

        Operating expenses declined to 3 million from 5 million in the comparable quarter one year ago, but the majority of the reduction occurring in in-process research and development that was assigned to the acquisition of First Derivative Systems, Inc. This quarter’s operating expenses were lower than last quarter’s by 800,000.

        R&D expenses were flat compared to the prior fiscal year’s first quarter at 1.2 million, but lower compared to the 1.5 million spent on R&D in the previous quarter. Sales and marketing expenses were also flat compared to the same quarter last year as well as to last quarter coming in at 600,000. G&A expenses were 1.2 million compared to 1.6 million the same quarter last fiscal year and 1.7 million last quarter. Other income expense net consists primarily of interest income on outstanding cash balances and gains and losses on foreign exchange transactions. They’ve had a negligible effect on the Company’s net loss.

        Cash and equivalents decreased to 3.2 million as of June 30, 2005, down from 7.1 million in the fiscal fourth quarter of 2005. The cash operating loss accounted for the majority of the decrease in the cash balance of about 2 million. In addition trade receivables absorbed nearly a million increasing to 2.8 million from 1.9 million last quarter. Increased inventories accounted for 900,000, increasing to 6 million from 5.1 million.

        Accounts payable remained flat and accrued expenses and other current liabilities increased by 300,000 to 2.5 million. At the end of the quarter, we reported a systems backlog of 2.4 million and a book-to-bill ratio of 2.4 to 1 for the quarter. As of today, our systems backlog is 5.4 million, reflecting the orders that we announced during the past week.

        Now I will turn the call back to Tom.

      Thomas Mika — Tegal Corporation — President, CEO

        Thanks, Christine. Basically we had a flat quarter compared to last quarter in sales with a lower operating loss. We are most encouraged by a strong book-to-bill ratio during the quarter and the continuing buildup of our systems backlog. These are very good signs that we are moving in the right direction on our business plan. Based on what we are seeing, we Are definitely on track to hit our revenue plan for the year.

        This concludes our remarks on the quarterly results. I’ll now turn to the matters scheduled for our upcoming stockholder meeting. At our annual meeting on September 13, our stockholders will be asked to approve seven proposals offered by the board of directors and management of Tegal. Some are routine, including the election of directors and the ratification of Moss Adams as our independent registered accounting firm. Other proposals are not so routine and all are related to a two-step financing that was approved by our board of directors.

        The first step of the financing has been completed by action of the Board and has resulted in the infusion of about 4 million in additional equity capital into the Company. The second step of the financing and the related proposals regarding our authorized share amount and options pool increases, require the affirmative vote of either of majority of those voting in person or by proxy in order to become effective or an absolute majority of the total shares outstanding.

        Let us be clear about these proposals. They are needed to achieve the objectives we laid out in our last conference call. With shareholder approval we can achieve these objectives in the current fiscal year. One, breakeven in this fiscal year. Two, a significant increase in our revenues in this fiscal year. And three, a change in our business model to turn this Company into the leading profitable technology company that Brad Mattson said we can be. Tegal is now executing on that plan. We have tightened our focus on the existing revenue generating markets in which we have a recognized leadership as well as on the most promising growth markets.

        I’d like to take a few moments to comment on each proposal addressing the key items first regardless of their sequence in the proxy. Proposal #5 in the proxy asks for stockholder approval of the second closing of the equity financing recently completed by the Company. As a review, the financing includes the following. The first closing completed on July 14 involved the sale of 6.3 million shares and 3.15 million warrants to six investors at a price of $0.65 per share for gross proceeds of $4.1 million. The warrants entitled the holders to purchase additional shares from the Company for a period of five years at a price of $1 per share. The closing sales price of our common stock on July 14 was $.84 per share.

        The second closing, which requires stockholder approval, will involve the sale of 28.3 million shares and 14.15 million warrants to the same investors at the same price of $0.65 per share for gross proceeds of $18.4 million. The warrants are at the same strike price of $1. As we said in our letter to stockholders, which is the cover page to the proxy, we recognize that this financing will significantly dilute your shareholding. We understand that it is difficult to accept. We want you to understand that we worked very hard to conclude this financing. Even before Brad Mattson joined Tegal, we had begun to seek additional financing. We did so because our projected sales were not materializing and we continued to burn cash. Because of our relatively low stock price compared with only a year ago, the Kingsbridge financing only allowed us to raise about $11 million versus the 25 million that we had hoped that facility would yield. Immediately following the appointment of Brad Mattson as Chairman, we began the process of contacting investors. During the period of March through June, over 100 potential investors were contacted across a wide spectrum of funds. We held private meetings with the portfolio managers of over 25 funds in New York and San Francisco. In mid June, we had identified our lead investor and negotiated definite agreements in the weeks thereafter. It was a tough financing to arrange. With our track record, we frankly did not have much leverage in the negotiations. Nevertheless we believe that the investors gave us a fair valuation relative to our recent performance and relative to other companies in our industry.

        There have been questions raised about the size of the financing so we want to address our thinking on this subject. First, we need the capital to stay in business and to grow the Company. Without very drastic expense reductions that would surely sacrifice our future, we were bound to run out of cash. Capital markets are very changeable. There is no guarantee that because money is available today, that it will be available tomorrow at any price. Second, we are in the middle of a turnaround at Tegal and we have a lot of work to do. We wanted to raise enough capital now to see us through to the other end of the turnaround. We did not want to be in a position of having to spend considerable management attention on raising additional capital halfway through a turnaround. If we did so, we might very well have exposed our shareholders to even more onerous dilution later. Third, we needed enough capital to convince our potential customers that we are real and that we won’t go away as so many other small companies in our industry have, either through bankruptcy or assimilation. We would simply not have received the recent purchase orders that we announced this week without securing this financing and without a financing of this size. I can personally guarantee that because I negotiated it. Typically, companies in our industry carry about one year’s sales in cash. Looking forward to this year, we believed that we needed more than 20 million to meet the objective of financial security. Finally, we needed sufficient capital to allow us to make rational choices about which projects to focus on. We must have the ability to concentrate on opportunities within our focus areas that have potentially large payoffs. For example, we need enough capital to fund our strategic projects including NLD at a level that their potential requires or deserves.

        As we outlined in our letter, our pledge to you our stockholders and our employees is to use the capital that will raise through this offering wisely, directly it at advancing the strategic goals of the Company. We plan to take major steps toward bringing our expenses in line – and we already have – to bring them in line with our projected revenues and to stop the losses that have challenged our independence for many years.

        Proposal #4 is a very important proposal, which concerns an amendment to the certificate of incorporation, increasing the number of authorized shares of common stock for issuance from 100 million to 200 million shares. The most important fact about this proposal is that, unless a majority of the shareholders approve the amendment, we cannot complete the financing outlined in proposal #5. The proposed financing will add over 28 million shares to our current total shares outstanding of 59 million for a total of 88 million shares. In addition the warrants from the initial and second closings, option pools, previously-issued warrants, and other contracts require an expansion of our share reserves from 19 million shares to over 46 million shares. This means that we need a minimum of 135 million of authorized shares. We’ve asked for 200 million authorized shares to provide some flexibility over the 135 million required. The 65 million remaining shares as a percentage of the authorized total, represents relatively normal headroom above committed or reserved shares. These additional shares could be used for acquisitions, stock dividends, or as warrants to help the Company preserve our cash. Again, if the amendment to our certificate of incorporation is not approved, we will be unable to complete the second closing of the financing transaction described in proposal five with potentially grim consequences to the Company and its shareholders.

        Proposal #1 is the election of four directors to serve for one year and until their successors are duly elected and qualified. The slate of directors that has been proposed includes our recently elected executive Chairman, Brad Mattson, along with three directors who have served Tegal before, in some cases for many years. The three directors who have served Tegal before are all experienced business people, are knowledgeable about the semiconductor capital equipment industry, and importantly, are all independent members of our Board, meaning that other than their compensation for participating on Tegal’s Board and their positions as stockholders, they have no ties to either the Company or to any member of management. Please refer to the proxy for detailed resumes for each of the proposed directors. Brad Mattson as executive Chairman is required by our bylaws to be an employee of Tegal and is therefore not considered an independent director.

        The bylaws of Tegal allow for no fewer than two and no more than eight directors. By resolution, the Board has determined that the authorized number of members of the Board be set at six. This means that there are two current vacancies. A vacancy may be filled by a vote of the Board at any time during the year with the person standing for reelection at the next annual meeting. At the present time the nominating committee is considering additional nominations for the Board to fill one or two of the vacancies. We anticipate that the Board may soon have at least one additional recommendation for a new independent director prior to the annual meeting. The Board and the management of Tegal recommend strongly the election of all four directors standing for election.

        Proposal #2 is the approval of the seventh amendment to our 1998 equity participation plan, which does two things. First, it expands the number of options available for issuance from 10 million to 20 million. Second, it increases the maximum number of shares that may be awarded to any individual in any fiscal year from 1.6 million to 4 million. Stock options are the single most important element in a compensation package that a company like Tegal can offer to its key employees. Our ability to pay large salaries and cash bonuses is very limited. We are a small technology-based company trying to preserve our cash for technology and product development. We have the potential for explosive growth and consequent rapid increases in share price that our larger competitors simply do not have. This is the way we compete for talent. It is the only way we could attract the caliber of talent that we have recently brought into the Company. At the present time, we have fewer than 2.5 million shares available for grant. Most of those are already spoken for. We need more options to maintain a competitive hiring and retention program. We also need more options to incentivize our employees to do things that they would not ordinarily be inclined to do, such as move out of Santa Barbara to live in Petaluma. Out of 100 employees at Tegal, 64 have options. Excluding senior management, employee options represent less than about 2% of the total shares currently outstanding. We need this percentage to be higher.

        As to the size of the option pool, we carefully track what is know as overhang where the amount of outstanding options and warrants that, if ever exercised, could increase the total shares outstanding. The overhang represented by the option pool alone has ranged from about 14.5% to 19% of the total shares outstanding in recent years. Our proposal of 20 million shares actually puts the overhang in the middle of this range at about 16.4% of the total shares outstanding, assuming that the financing is also approved.

        The increase in the annual award limit for any individual follows from the size of the pool and the availability of shares in the plan. Without shares being available, the Board is unable to grant options. Additionally, in the event that I or Brad or another senior executive of Tegal gets hit by a bus, the Board must have the ability to recruit a replacement. Again, following our past practice, typically our annual award limit has been set at 25% of the option pool. In this case a 4-million share option limit represents only 20% of the pool. I should also stress that just because the pool exists, does not mean that it will immediately be used. In fact, we believe that the additional 10 million options requested will be sufficient for the foreseeable future.

        Proposal #3 addresses the same option issue for outside directors and amends the plan for outside directors to increase the number of options available for issuance under the plan from 1.6 million to 4 million shares. The board of directors in accordance with the plan recently approved an amendment to increase the number of options granted at the initial election of a director to 100,000 shares from 50,000 shares and to increase the annual award amount to 50,000 shares from 25,000 shares. As you may know, changing laws, regulations, and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and Nasdaq market rules are creating substantial uncertainly for public companies and create potentially huge liabilities for its directors. In such an environment, recruiting and retaining qualified directors is becoming increasingly difficult. Some, but not all of this risk, is mitigated by insurance that the Company carries for its director and officers. Additionally, Board members are provided a compensation package consisting of cash retainers, meeting fees, and stock options the details of which are also provided in the proxy.

        Tegal’s Board did not just decide willy-nilly to give itself or our top management compensation increases. In fact, the process of changing Board compensation has been one that occurs relatively infrequently, and in today’s world, probably too infrequently. When it does begin the process, the compensation committee of the Board has always sought the recommendation of professionals in the field. Recently the comp committee commissioned a study of the Board’s cash and stock-based compensation, which compared Tegal’s Board to a group of peer companies by size, type of company, and location. The recommendations of these highly-qualified professionals were the basis for the changes in the amount of initial and annual stock grants. In addition, a recommendation was made to pay additional annual retainers to the committee chair persons reflecting the additional work and qualifications necessary to assume these positions as required by the SEC and the Nasdaq. The Board and Tegal management recommends that our stockholders vote in favor of these increases in the size of the option pools and award limits for both the employee plan and the outside director plan.

        Proposal #6 is standard for a modern public company. We recommend that you ratify the appointment of Moss Adams as outlined on proposal seven.

        Brad and I, as well as the entire Tegal team are committed to achieving the three objectives we spelled out – breakeven in cash; a significant revenue ramp; and the creation of a focused, growing, and sustainably profitable technology company all in the current fiscal year. Approval of these proposals will enable us to do it. I am now pleased to turn the call over to Brad Mattson for a few comments.

      Brad Mattson — Tegal Corporation — Chairman

        Thanks Tom. I know at the last conference call, we said that I would not likely attend follow-on conference calls. But the upcoming shareholder meeting with the crucial vote on these matters, makes this a special situation. I want to say a few things in support of Tom’s comments on the proxy matters.

        First, there is no doubt we need to raise this money. Just look at the cash flow. Last quarter, $7 million in cash; this quarter $3 million in cash. Can there be any doubt about where we would be next quarter without a financing? The Company has already used all the tricks in book – using up inventory, accelerating collection of receivables, pushing out payables until our suppliers can hardly stand it. There is nothing left to do. We need the cash.

        So what about the amount? Why over $20 million? If you had visited Wall Street and saw the difficulty we had and, if you look at the track record of the Company, you might come to believe that this could be our last shot. It might be difficult to raise money again before we turn the ship around make it profitable. We really need enough to get us to profitability. How much is that? Honestly, no one knows. But in my experience, it is a relatively generally accepted principle that you get what you can. Almost no one has ever said in retrospect, I think we raised too much money. But there are literally thousands that have said, oops – we didn’t raise enough. Many of those companies are now out of business. So with that experience, we may have been a little cautious to make sure we have enough money to get us through this slow period and make sure we get to profitability. The question is, would you rather have us take more risk and endanger the survival of the Company? I hope not. But here you’ll have a chance to vote on it.

        Next, what about the terms of the deal that created so much dilution? And look what the stock price is now. We agree. This is difficult. I’ve personally wrestled with this myself. Even though the points I made above are compelling to me, this amount of dilution is horrible. The only consolation I can offer is to look at our current valuation and compare it to the industry. If we look at the top ten equipment companies in our sector, we see them trading at an average of about 2.5 times sales. These companies are profitable, averaging about 14% of sales in profit compared to Tegal’s loss of above 100% of sales last year.

        Tegal, on the other hand, has not been profitable over the last six years, with an average of about 50% of sales as a loss. Yet, if we look at our valuation today, we are trading at 3.1 times sales, better than the average of the best in the industry. Only Applied and KLA exceed Tegal’s valuation. We are better than both Novellus and Lam Research by this measure. The stock price is what it is. It’s up to us to increase sales, get to profitability, and drive the stock price higher.

        In summary, I am in support of what Tom has just outlined. We need to get these resolutions past. We need the cash. We need proposals four and five passed. Also, with regard to proposal three, I’d like to strengthen the board of directors. I have to tell you honestly, I can’t really recruit the quality of Board directors at the current comp levels. If you want strong, independent Board members, we need to have proposal three also approved.

        Finally, the employees. There are investors among you who are disappointed in Tegal’s Board and management. Based on the Company’s performance you should be disappointed. We are trying to turn that around. Most of the management has already been changed. But the employees have not. These employees have stayed through all the bad times, all the dilutions, all the layoffs. The employees are great. We need you to approve proposal two so we can issue options to these employees who are going to make this turnaround happen. No company can succeed if the employees aren’t motivated.

        I’ve said my piece. This financing isn’t pretty. It’s just necessary. We need your help to get these resolutions passed at the shareholders meetings. Please support us. Thanks. I’ll turn it back over to Tom.

      Thomas Mika — Tegal Corporation — President, CEO

        I would now like to turn the call over to out listeners for any questions that you may have.

      QUESTION AND ANSWER

Operator

        (Operator Instructions). Al Shamms of MidSouth Capital.

      Al Shamms — MidSouth Capital — Analyst

        Good afternoon. I’ll be supportive of your efforts. I realize the situation we’re in. The question I want to pose to you though, do you think it is reasonable to believe that within two years we can be doing 50 million a year in revenues?

      Thomas Mika — Tegal Corporation — President, CEO

        That’s the $50,000 question. I think that within two years, assuming that certain things happen, like particularly our NLD product does what we think its potential is, yes. We can be there.

      Brad Mattson — Tegal Corporation — Chairman

        We’d have to have the industry recover too. We will be growing this year in spite of a flat year in the industry. I think that we should be able to maintain that. We should be able to beat industry growth rates. But you know the cyclically of this industry, so if the downturn – then that shoots all those projections – a hole in them. I think what we can do is say that we’re going to grow faster than the industry.

      Al Shamms — MidSouth Capital — Analyst

        Is there anything embedded in these agreements with the financiers that would give us the potential to reverse the dilution down the road once we have more cash and want to somehow reverse the dilution without doing an open-market buyback?

      Thomas Mika — Tegal Corporation — President, CEO

        There is nothing in the warrants that would allow us to repurchase those warrants. So the answer is no.

      Al Shamms — MidSouth Capital — Analyst

        Okay. Good luck. You have some type of program to solicit the shareholders?

      Thomas Mika — Tegal Corporation — President, CEO

        Yes, we do. We use a very well-known firm on the East Coast for that purpose.

      Al Shamms — MidSouth Capital — Analyst

        Okay. Good luck. I’ll be supportive.

      Thomas Mika — Tegal Corporation — President, CEO

        Thank you very much.

Operator

      Mark Miller of RBC Dain Rauscher.

      Mark Miller

        Good evening, gentlemen. I haven’t followed your Company long. I have a couple questions. First of all, historically on your book-to-bill ratio, is that 2.4 substantially higher? Where are you historically usually in that area?

      Thomas Mika — Tegal Corporation — President, CEO

        The 2.4 that we reported, we reported at the end of the June quarter. We said today that our quarter backlog is pretty strong. Book-to-bill, if you look at our Company over the past two to three years, it is very lumpy as are our revenues. You should understand that the sales of our equipment – we put out a press release earlier this week in which we reported that an advanced system sale in etch was 2.5 million. You can see with revenues where they are at 3 million, a single advance system order makes a huge difference to our quarter. That’s been the case for the past couple of years. That has to do with the type of orders that we have pursued over the past couple of years, which have been primarily in R&D areas. The only time that you get any predictability to revenue, bookings, and backlog is when actually filling production orders. One of the key things about the order that we just announced is that it is that type of order. It’s a production order to a customer that is ramping production in some very specialized devices. We expect to have the opportunity to ship additional systems to them. We know what their ramp plans are.

      Brad Mattson — Tegal Corporation — Chairman

        I think you summarize it – 2.4 is good. The industry is below one. It’s been below one or around one for quite awhile. By any measure 2.4 is good. We’ve seen those kind of numbers before, but I’d say it’s on the high end of our historical range. We also have quarters when it’s below one. Tom’s point is, it’s very lumpy based on the size of the orders versus our overall run-rate.

      Mark Miller

        Two other questions. The first one is, is there any chance you can you give us an idea who you obtained the financing from?

      Thomas Mika — Tegal Corporation — President, CEO

        That information is available on the web. You go to edgar. We have filed – I believe we have filed a preliminary —

      Christine Hergenrother — Tegal Corporation — VP, CFO

        It’s in the proxy. It is part of the proposal.

      Thomas Mika — Tegal Corporation — President, CEO

        It’s in the proxy statement.

      Mark Miller

        What are the chances – or have you been in discussion with the Nasdaq as far as the price of your stock? Is there anything going on there that could cause a de-listing or any kind of a problem with that?

      Thomas Mika — Tegal Corporation — President, CEO

        I think we will soon hit 30 days, which is when we would expect to get a notification from the Nasdaq. However, as a small cap company, we automatically get 180 days, which is six months, to cure our bid-price deficiency. So long as we are meeting all of the other requirements in the small cap market, after that 180 days, we have an additional 180 days to cure that bid price deficiency. We’re not even going to be looking at the possibility of de-listing for another year.

      Mark Miller

        Okay. Thank you very much.

Operator

        (Operator Instructions). Nicholas Simos , a private investor.

      Nicholas Simos — Private Investor

        Good afternoon and Christine as well. A couple things that I want to mention before I ask two questions. A couple comments. One, I am in support of the financing. For some people who don’t understand what it’s all about, they need to look at their personal situations and why certain people may need financing and then just apply it to a business model. I think there is a lot of negativity out there by people that fail to realize that.

        The other thing, coming from an area where customer service is of the utmost importance, I would like to go public and applaud the efforts of your staff for the service that they provide. I am extremely pleased with certain questions that I’ve had and how well they have responded and how quickly, which is also very important – they have responded. I would like to applaud those efforts.

      Thomas Mika — Tegal Corporation — President, CEO

        Thank you for those comments.

      Nicholas Simos — Private Investor

        You are very welcome. I have two questions. One, Brad if you don’t mind. Since you’ve been officially on board with Tegal, have you noticed an increase in calls coming to you or to the Company to get information about what Tegal is all about and what technology Tegal is offering?

      Brad Mattson — Tegal Corporation — Chairman

        I haven’t had any calls personally. I am still pretty much working at home. I am here I would say, on average once every week or once every two weeks. I’ve gotten calls from people that demonstrate more interest in the Company, not specifically. I would say there are people that would like to join the Company from an employment point of view, potential investors, and then also maybe strategic partners. I gotten, I’d say, some high-level phone calls demonstrating interest. Then also people looking for employment opportunities. That is probably the extent of the personal calls I’ve received. I don’t know if that answers your question. Does it?

      Nicholas Simos — Private Investor

        Actually, I was leaning more towards – I apologize for not being more specific – more on the business and certain companies calling. Maybe they are calling Tom now that you are on board – now that you are there – certain companies that we have never done any type of business with before.

      Brad Mattson — Tegal Corporation — Chairman

        I think from the customer base, I haven’t had any contact. I’ll tell you my feeling on that and something I have told Tom directly. We have some work to do here before we – in my opinion – before we get aggressive with what I would call a marketing campaign. First of all, we have to – we needed to straighten out the balance sheet as we just talked about. Tom had a tough negotiation closing this very important order and had to use the financing in part of the closing process. We haven’t obviously straightened out the balance sheet. We haven’t controlled these expenses. We have to get some focus on our R&D program. I think what I would say is, before we push very hard on marketing, we have to clean up a lot of the issues here. I think the other part I’ve been involved in is helping the – talking the sales staff in terms of when we – we have management reviews and so forth – helping guide them in terms of where the sales opportunities may be best based on my experience. I haven’t gone actively out in the field. I’d say I’ve been more like the duck paddling underwater – working with the team here to get the basics solid before we come out aggressively on any new marketing opportunities.

      Nicholas Simos — Private Investor

        That is a sign of a great coach. You do have an excellent track record. Two questions. One could be a brief one. I understand – I believe it was maybe within the past year, Tegal moved their European headquarters over to Dresden. Does that reasoning have any type of relationship with all these orders that we’ve recently gotten from the major European company?

      Thomas Mika — Tegal Corporation — President, CEO

        Specifically, no. There are two companies that are headquartered in Dresden that are significant potential customers for us. One is Infineon and the other is AMD.

      Nicholas Simos — Private Investor

        Okay. Very good. Finally. Once again, I’d like to thank you for your time. There is a lawsuit out there. Tegal is suing. I believe it’s an individual who used to work for the Company in the Sputtered Films division that allegedly copied a design of a product and sold that over to Agilent. How has that been moving along? Is Agilent included in that lawsuit to recoup some of the money we lost? Also, how many machines were involved in that?

      Thomas Mika — Tegal Corporation — President, CEO

        I’ve got to be – we’re in the middle of litigation on this. I’ve got to be real careful about what I say here. We did oral arguments in front of the Appellate Court yesterday. Both our brief and the brief from the other side were reviewed by the Appellate Court. Agilent provide an amicus brief. Agilent is not a party, currently, to the lawsuit. The Appellate Court review was ordered by Supreme Court of the State of California. We expect to get an Appellate Court decision, which would allow the case to move forward, in about 60 days. That is about all I can say.

      Nicholas Simos — Private Investor

        No problem. I understand everything about that. Once again, I am in total support of this financing. I’ve been an investor of Tegal for a couple of years. I have no intentions of selling. Keep up the good work. You are definitely on the right track. I look forward to seeing some brighter days ahead.

      Thomas Mika — Tegal Corporation — President, CEO

      Thank you very much.

      Nicholas Simos — Private Investor

       You are very welcome.

Operator

        (Operator Instructions) Richard Stuart of 21st Century Digital.

      Richard Stuart — 21st Century Digital — Analyst

        I’d like to thank you gentlemen for your thorough explanation of the financing and the need for it. When I first read about it, I was not very pleased. I agree with the statements that you made and the conclusion that you really need this. We will be supportive here as well.

        That backlog number you announced, 5.4 million, does that likely ship in this current quarter?

      Thomas Mika — Tegal Corporation — President, CEO

        No, not at all. Usually our orders get shipped, particularly for Advanced Systems, six months after the receipt of the order. It takes us that long and it takes substantial capital to build this equipment up. Our smaller systems can sometimes move within a quarter. Usually, those can’t even move in less than about three months.

      Richard Stuart — 21st Century Digital — Analyst

        Can you comment on your request for purchase orders. You said your backlog has improved. Your orders are improving. Is the pipeline looking very strong as well?

      Thomas Mika — Tegal Corporation — President, CEO

        We haven’t commented on the pipeline. I have to say that the pipeline is better than it has been in a long time. The quality of the pipeline is better. We see more multiple system opportunities. It’s been 14 months since we’ve got a professional sales force in place. The quality of the pipeline has really improved in terms of highly qualified prospects. I think that our hit rate is beginning to improve. I am really pleased with where our pipeline is, not only in Europe and Japan and North America, but we also have some things going on in Asia-Pacific.

      Brad Mattson — Tegal Corporation — Chairman

        I can comment on that too. Looking at what we committed at the previous conference call, we’re talking about, I think at least a 40% increase in revenue between last year and this year. We’re talking about doing that. What our competitors, or what the industry is looking at is a flat year – if you are expecting that. We believe we’re on target to achieve that, even with the results of this quarter of around 3 million. We still think we can hit that kind of increase during the year. That might give you a clue as to our feeling of confidence in the pipeline. Also, of course, the backlog gives us quite a bit of confidence to be able to stand by and say we’re on track with that guidance we gave last quarter.

      Richard Stuart — 21st Century Digital — Analyst

        I appreciate that. You said 2.5 million ordered. You said that you knew what the follow-on business schedule might be. Can you tell us anything about that?

      Thomas Mika — Tegal Corporation — President, CEO

        We know what it is. In this environment, you have to fight for every order. That is what we do on a daily basis.

      Richard Stuart — 21st Century Digital — Analyst

        Okay. Thank you very much.

Operator

        (Operator Instructions). At this time we have no further questions. I would like to turn the call back over to Mr. Bob Ferri for any closing remarks that he may have.

      Bob Ferri — Nagle & Ferri Investor Relations — IR

        Thank you. Once again, a digital recording of this conference call will be made available one hour after the completion of the conference call. It will be accessible through midnight on Thursday, August 18, 2005. To access, investors should dial 888/286-8010 or 617/801-6888 and enter passcode 40639158.

        This concludes today’s conference call. Thank you for joining us this afternoon.

Operator

        Thank you very much sir. And thank you, ladies and gentlemen, for your participation in today’s conference call. This concludes the presentation. You may now disconnect. Have a good day.

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